Exhibit 10.1
AMENDMENT NO. 7 TO
EMPLOYMENT AGREEMENT
This is an amendment, dated as of November 10, 2010 (the “Amendment”) to the Employment Agreement made as of the 1st day of March, 2000 (the “Employment Agreement”), by and between SELECT MEDICAL CORPORATION, a Delaware corporation (the “Employer”), and ROCCO A. ORTENZIO, an individual (the “Employee”).
Background
Employer and Employee executed and delivered the Employment Agreement, that certain Amendment No. 1 to the Employment Agreement, dated as of August 8, 2000, that certain Amendment No. 2 to the Employment Agreement, dated as of February 23, 2001, that certain Amendment No. 3 to the Employment Agreement, dated as of April 24, 2001, that certain Amendment No. 4 to the Employment Agreement, dated as of September 17, 2001, that certain Amendment No. 5 to the Employment Agreement, dated as of February 24, 2005 and that certain Amendment No. 6 to the Employment Agreement, dated as of December 18, 2008. Employer and Employee now desire to amend the Employment Agreement as provided herein.
Agreement
1. The last sentence of Section 3.01 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“The Employee will also be eligible to receive bonus compensation, annual or otherwise, in an amount to be determined by the Employer’s Board of Directors in its sole discretion, with any such bonus compensation to be paid to the Employee by no later than March 15th of the year following the year to which such bonus relates.”
2. Section 5.01 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“5.01. Change of Control Termination. If, during the Term, (1) there should be a Change of Control (as defined in Section 5.02), and within the one-year period immediately following the Change of Control the Employee’s employment with the Employer (i) is terminated by the Employer without cause as defined in Section 2.02(b), or (ii) is terminated by the Employee for any reason or (2) (i) the Employee’s employment is terminated by the Employer other than for cause, (ii) within the six-month period following such termination, a Change of Control occurs and (iii) the Employee reasonably demonstrates that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, then in lieu of the payments described in Section 2.02(e)(iv) hereof, the Employer shall pay to the Employee an amount equal to the Employee’s total cash compensation for base salary and bonus for the immediately preceding three completed calendar years (or equal to three times his average total annual cash compensation for base salary and bonus for his years of service to the Employer, if less than three years), with such amount to be paid in equal installments on each of the Employer’s regular payroll dates over the remainder of the Term; provided, however, that the commencement of such payments shall be delayed until the first payroll date of the seventh month following such termination; provided further, that, the first payment made hereunder shall include the payments that otherwise would be made had the delay described in the preceding clause not been imposed. For the avoidance of doubt, a termination pursuant to Section 5.01(1)(ii) shall be treated as a termination for good reason (as defined in Section 2.02(c)) and shall entitle the Employee to the payments and benefits set forth in Section 2.02(e), as modified by this Section 5.01.”
3. Section 7.02 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“7.02. Release. As a condition to payment of any amount required under Section 2.02(e) or Section 5.01 hereof, the Employee shall deliver to the Employer a general release of liability of the Employer and its officers and directors in a form reasonably satisfactory to the Employer, such that such release is effective, with all revocation periods having expired unexercised, by no later than the 60th day after such termination.”
4. The last sentence of Section 7.10 of the Employment Agreement is hereby deleted and replaced with the following:
“In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Employee is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Employer.”
5. Except as amended hereby, the Employment Agreement shall continue in effect in accordance with its terms.
Please indicate your acceptance of the above Amendment by signing below in the space indicated.
Very truly yours,
SELECT MEDICAL CORPORATION, a
Delaware Corporation

By:	/s/ Michael E. Tarvin	/s/ Rocco A. Ortenzio

	Michael E. Tarvin,	Rocco A. Ortenzio
Executive Vice President